Medical Nutrition USA, Inc.


NEWS RELEASE for August 24, 2005
--------------------------------
Contact:  Joe Allen (investors)            Frank A. Newman
          Allen & Caron Inc                Medical Nutrition USA
          212 691 8087                     201 569 1188
          joe@allencaron.com               fanewman@mnidirect.net

           MEDICAL NUTRITION USA INC WARRANTS ASSIGNED TRADING SYMBOLS
                     ON THE OVER-THE-COUNTER BULLETIN BOARD

ENGLEWOOD, NJ (August 24, 2005) ... Medical Nutrition USA Inc. (OTC BB: MDNU), a manufacturer of nutrition-medicine products, announced that its Class A and Class B warrants, which were originally issued as part of a private placement in 2002/2003, have been assigned the ticker symbols "MDNUW" and "MDNUZ" respectively, on the Over-the-counter Bulletin Board.

     Medical Nutrition Chairman and CEO Frank Newman commented, "The listing of our warrants is one of a number of steps toward improving the ability of investors to own our shares. We have already begun to meet fund managers interested in acquiring these warrants on the open market. We decided to facilitate the development of a market in these warrants because our issued and outstanding common shares are largely closely held and seldom trade. The shares issuable upon exercise of these warrants are expected to substantially increase the number of shares available for trade."

     Medical Nutrition currently has 2,904,965 common shares issued and outstanding. Were all the warrants to be exercised fully, and were the Company's outstanding convertible debt to be converted, the Company would have a total of 13,602,860 common shares issued and outstanding.

     The Company's 730,000 Class A warrants ("MDNUW") entitle the holder to purchase one share of common stock for $0.50. The Company's 4,769,992 Class B warrants ("MDNUZ") entitle the holder to purchase one share of common stock for $0.75. Both series of warrants expire on July 31, 2006, and are callable under certain circumstances.


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MEDICAL NUTRITION WARRANTS ASSIGNED TRADING SYMBOLS
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About Medical Nutrition USA Inc
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     Medical Nutrition USA, Inc (http://www.pro-stat.info) develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics. The Company's product lines include Pro-Stat(TM), Fiber-Stat(TM) and the pbs Nutritional Support System(TM), as well as private label products.

Forward-Looking Statements
--------------------------
     This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors new product introductions. Our future financial condition and results of operations, as well as any forward-looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements are discussed in the Company's Securities and Exchange Commission filings, including the report on Form 10-Q for the period ended July 31, 2005.

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